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                                                                   EXHIBIT 10.30












                        PRODUCT MANUFACTURING AGREEMENT



                                    BETWEEN



                              SANTEN INCORPORATED



                                      AND



                             WARNER-LAMBERT COMPANY



                        FOR OFLOXACIN OTIC SOLUTION 0.3%
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                        PRODUCT MANUFACTURING AGREEMENT


     This Product Manufacturing Agreement is made as of June 26, 1997 by and between Santen Incorporated, a California corporation with its principal place of business located 555 Gateway Drive, Napa, California 94558 ("Santen"), and Warner-Lambert Company, a Delaware corporation, with offices located at 870 Parkdale Road, Rochester, Michigan 48307 ("Warner-Lambert").


                                   RECITALS:

     A. Warner-Lambert has the knowledge, expertise, personnel, equipment and the facilities to manufacture certain raw materials into pharmaceutical products in conformance with detailed instructions, and in a manner which complies with all applicable United States legal requirements.

     B. Santen desires to engage Warner-Lambert, on a non-exclusive basis, and Warner-Lambert agrees to accept Santen's non-exclusive agreement to perform the product manufacturing services described in this Agreement, in accordance with the terms and conditions set forth below.

     Accordingly, with the intent to be bound hereby, the parties hereby agree as follows:

1.   DEFINITIONS.

     When used in this Agreement, the capitalized terms listed in this Section 1 shall have the following meanings:

     1.1  "AAI" means Applied Analytical Industries, Inc.

     1.2 "Affiliate" means any entity controlling, controlled by or under common control with a party to this Agreement. For purposes of this definition, the term "control" shall mean the direct or indirect beneficial ownership of 50% or more of the voting or income interest in such entity.

     1.3 "Agreement" means this Product Manufacturing Agreement, including any exhibits or schedules hereto, as such may be amended from time to time, in writing, by mutual agreement of the parties.

     1.4 "BPS" means the bulk pharmaceutical substance known as "ofloxacin", which is to be obtained by Warner-Lambert, only from Santen's vendors, solely for use in the processing and testing of the Products hereunder.


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         1.5      "BPS Lot" means the quantity of BPS produced by Santen's
vendor from one complete synthesis or manufacturing process.

         1.6 "BPS Specifications" means the specifications set forth in Exhibit A, which specifications may be amended by Santen and furnished to Warner-Lambert, in writing, from time to time during the Term.

         1.7 "Business Day" means Monday, Tuesday, Wednesday, Thursday or Friday of any week other than such day which constitutes an official Japanese or United States federal government holiday or such days which are part of Warner-Lambert's annual shutdown periods.

         1.8 "Certificate of Analysis" means a certificate provided by Santen's vendor for each BPS Lot, certifying that the BPS Lot meets the BPS Specifications.

         1.9 "Confidential Information" means the Santen Technical Information and any other information or data disclosed by one party to the other (including without limitation, information disclosed to Santen by Daiichi Pharmaceutical Co., Ltd. ("DSK") or Daiichi Pharmaceutical Corporation ("DPC")) that (i) is in written form and marked "Confidential" or (ii) if communicated other than in written form, is described to be confidential and reduced to a writing which is marked confidential and delivered to the receiving party within thirty (30) days of disclosure.

         1.10     "Effective Date" shall have the meaning specified in Section
16.1.

         1.11 "Equipment" means the equipment to be provided by Santen to Warner-Lambert during the Term, pursuant to the terms hereof, as more particularly described on Exhibit B.

         1.12     "FDA" means the United States Food and Drug Administration.

         1.13 "Facility" means the manufacturing facility and the real property underlying such manufacturing facility operated by Warner-Lambert located at 870 Parkdale Road, Rochester, Michigan 48307.

         1.14 "Good Manufacturing Practices" shall have the meaning specified in 21 C.F.R. Parts 210 and 211, as amended from time to time.

         1.15 "Hazardous Substances" means any chemical, waste, compound, element, material or substance, (i) which is or becomes defined as "extremely hazardous", "hazardous", "toxic", "dangerous", or as "pollutant" or "contaminant" or which otherwise is or becomes listed or regulated under any applicable federal, state or local laws, regulatory or other requirements pertaining to health safety or the environment; or (ii) the presence, release or threatened release of which requires any investigation, containment, removal, remediation or other response action of any kind whatsoever, such Hazardous


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Substances to include, without limitation, gasoline, diesel fuel or other petroleum hydrocarbons.

         1.16 "Legal Label Text" means the exact wording and graphics set forth in Exhibit D, provided, however, that the parties hereto acknowledge that the Legal Label Text will be included in Exhibit D, following FDA approval of the Product.

         1.17 "Legal Requirements" means the MBR and any present and future national, state or local laws (whether under statute, rule, regulation or otherwise), requirements under permits, orders, decrees, judgments or directives, requirements of the FDA or any other applicable governmental authority, including without limitation, Good Manufacturing Practices.

         1.18 "Master Batch Record or "MBR" shall mean the master batch record provided by Santen to Warner-Lambert, as may be modified by Santen from time to time, which shall include without limitation, instructions for manufacturing, packaging, Legal Label Text and in process testing for the Products.

         1.19 "NDA" means the new drug application for the Product, approved by the FDA.

         1.20 "Process" or "Processing" means the act of compounding, component preparation, filing, packaging, testing and any other pharmaceutical manufacturing procedures, or any part thereof, involved in manufacturing the Product from the BPS.

         1.21     "Product Forecasts" shall have the meaning specified in
Section 6.1.

         1.22 "Product" or Products" means the product in finished dosage form commonly known as "Ofloxacin Otic Solution 0.3%, as specified in the approved NDA and as more particularly described on Exhibit C.

         1.23 "Product Lot" shall mean one production lot of Product based on a starting input of BPS, as stated in the MBR (which the parties anticipate shall be an average of 22,000 units and not in excess of 25,000 units, unless efficiencies of Processing so permits).

         1.24 "Product Specifications" means the manufacturing and quality specification, including without limitation Legal Label Text and unit descriptions, which the Product must meet in order for Santen to release the Product for distribution, as approved by the FDA and set forth in Exhibit D, which specifications may be amended by Santen and furnished to Warner-Lambert, in writing, from time to time during the Term.

         1.25     "Purchase Orders" shall have the meaning specified in Section
6.2.


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     1.26 "Raw Materials" means those raw materials, including packaging materials and other materials (other than BPS) listed in Exhibit E, together with the quality designation therefor, to be used by Warner-Lambert for the Processing hereunder, which list may be amended, in writing, by Santen from time to time during the Term.

     1.27 "Santen Technical Information" means all know-how of Santen related to the Processing and the Products.

     1.28 "Term" means the period of time as set forth in Section 16.2 below.

2.   GENERAL SCOPE OF SERVICES.

     Warner-Lambert shall, in accordance with this Agreement:

     (a) Perform Processing services at the Facility, using the BPS, the Raw Materials and the Equipment in accordance with applicable Legal Requirements; and

     (b) Cooperate fully with Santen, at Santen's cost, to permit AAI to perform the quality control testing and analysis of the Products and to permit Santen to perform quality assurance review of the Products and of the Processing.

3.   BPS SUPPLY.

     3.1 Santen Delivery. Santen shall supply or shall arrange for third party vendors chosen by Santen to supply to Warner-Lambert, at Santen's expense, such quantities of BPS which are sufficient for Warner-Lambert to Process the number of batches set forth in any Purchase Orders placed by Santen, in accordance with
Section 6. Santen shall be responsible for the performance of, and quality of materials delivered by all such third party vendors. Santen shall ensure that its vendors provide BPS that is manufactured according to Good Manufacturing Practices. Santen shall ensure that its vendors provide a material data safety sheet for each BPS Lot.

     3.2 Warranty: Inspection Period. Upon delivery of a BPS Lot, Santen or Santen's vendor shall provide Warner-Lambert with an original Certificate of Analysis with respect to such BPS Lot. Warner-Lambert shall sample and analyze each BPS Lot in the manner prescribed by Santen for identification, appearance and packaging integrity, within thirty (30) days after receipt thereof. Warner-Lambert shall provide written notice to Santen of any shortage of BPS, any failure of such BPS Lot to pass such testing, immediately upon becoming aware thereof, but in any event within such thirty (30) day period.


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     3.3 Shortages; Nonconforming BPS. Upon receipt of a written notice from
Warner-Lambert under Section 3.2, together with evidence satisfactory to Santen of the alleged shortage, failure to pass the identification testing or other damage, Santen shall, at Santen's expense, promptly arrange for the delivery of additional BPS. Warner-Lambert shall, in accordance with Santen's instructions, and at Santen's expense, ship any nonconforming BPS to a place designated by Santen.

     3.4 BPS Storage. Warner-Lambert shall maintain, at its expense, secure storage areas for the BPS at the Facility. Such areas shall comply with Good Manufacturing Practices and shall fully maintain the quality of the BPS. Warner-Lambert shall take such other steps as shall be commercially reasonable to fully maintain the BPS in the quality in which it was received.

     3.5 Exclusive Use. Warner-Lambert shall not use the BPS for any purpose other than for the Processing performed for Santen hereunder and the testing conducted pursuant to Section 3.2. Without limiting the generality of the foregoing, Warner-Lambert shall not sell or otherwise supply the BPS or a product containing the BPS except as directed by Santen hereunder.

     3.6 Retention of BPS Samples. Warner-Lambert shall retain and make available to Santen or AAI, upon request by Santen, reserve samples of each BPS Lot received, as specified by Santen in accordance with applicable Legal Requirements. Warner-Lambert also shall retain and make available to Santen and AAI, upon request by Santen, records of each shipment of BPS samples for a period of five (5) years after receipt.

4.   RAW MATERIALS.

     Warner-Lambert shall, from time to time during the Term, procure from third party suppliers a sufficient amount of Raw Materials, meeting the specifications of Exhibit E, as necessary to meet Purchase Orders placed by Santen pursuant to
Section 6.

     Warner-Lambert shall not use any Raw Materials which do not meet the specifications of Exhibit E and shall not use any suppliers of Raw Materials who have not been approved in advance by Santen.

5.   EQUIPMENT.

     5.1 Delivery and Installation. Upon commencement of the Term, Santen shall arrange and pay for the delivery of the Equipment, as described in Exhibit B, at the Facility. Warner-Lambert shall arrange for the installation and validation of the Equipment at the Facility, at Santen's cost.

     5.2 Maintenance; Sole Use. Warner-Lambert shall keep and maintain the Equipment in a manufacture-ready state and in good service and repair. Warner-Lambert shall maintain written documentation of all use, repair, service and maintenance of the


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Equipment and shall perform such tests as may be requested by Santen following each use of the Equipment at Santen's cost. Santen shall reimburse Warner-Lambert for any repairs of the Equipment approved in advance by Santen, promptly upon receiving satisfactory documentation from Warner-Lambert regarding the costs incurred (provided that Warner-Lambert shall be responsible for repair costs incurred due to Warner-Lambert's negligence or willful acts). The Equipment shall be used solely to perform the Processing hereunder, except as otherwise directed by Santen.

         5.3 Ownership; Return of Equipment. Santen shall at all times retain title to the Equipment. Warner-Lambert shall not impose or permit to be imposed any liens or encumbrances of any kind on the Equipment. Upon termination of this Agreement, Warner-Lambert shall, at Santen's sole expense, deliver the Equipment to its dock for shipping to Santen.

         5.4 Notice of Ownership. Upon Santen's request, Warner-Lambert shall sign and deliver to Santen a UCC financing statement or similar documents, as requested by Santen, indicating that Santen is the owner of the Equipment, for filing with appropriate governmental authorities.

6.       PRODUCT FORECASTS AND PURCHASE ORDERS.

         6.1   Forecasts.

         On or before the first day of each calendar quarter during the Term, Santen will provide Warner-Lambert with a written twelve (12) month rolling forecast of the quantities of Product that Santen expects to order during each of the next twelve (12) months. On or before the fifteenth (15) day of each month of each calendar year during the Term, Santen will provide Warner-Lambert with a written three-month rolling forecast of the quantities of Product that Santen expects to purchase during each of the next three (3) months. The three-month rolling forecast is firm and may not be changed, and shall be used by Warner-Lambert, among other things, to determine the quantities of Raw Materials to order to prepare for Processing the Product. Santen shall be obligated to reimburse Warner-Lambert for any Raw Materials purchased in reliance on such three-month forecast (all such forecasts are collectively referred to herein as the "Product Forecasts").

         6.2   Purchase Orders.

         Santen shall submit a purchase order to Warner-Lambert referencing this Agreement each month, at least twenty-eight (28) days prior to the proposed start date of manufacture for the Product, and subject to the terms of this Agreement, setting forth the number of Product Lots to be Processed, the time upon which such Processing must be completed, and the amount to be paid by Santen for such Processing (the "Purchase Order"). The Purchase Order shall be in accordance with the three-month forecast set forth in Section 6.1. Upon acceptance by Warner-Lambert, it shall be binding and


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become part of this Agreement; provided, however, that any additional terms and conditions set forth on the Purchase Orders shall not become part of this Agreement.

         6.3   Minimum Order Size.

         The minimum size of any order for Product shall be on Product Lot with larger orders being in whole number increments of additional Product Lots.

7.       PROCESSING.

         7.1   Processing Standard.

         Warner-Lambert shall perform Processing as necessary to fulfill all Purchase Orders accepted by Warner-Lambert under Section 6.2, on a timely basis in accordance with Article 6. The Processing shall be performed solely at the Facility in accordance with applicable Legal Requirements. Warner-Lambert warrants to Santen that the Products shall be Processed in accordance with the MBR and other Legal Requirements. Warner-Lambert shall not, without Santen's prior written approval, make any changes in the Processing, or in any equipment (including the Equipment) which might affect the quality of the Product or which would require submissions to or approvals from any regulatory authorities regarding the Product.

         7.2   Reports.

         Warner-Lambert shall prepare, maintain and submit all documents or reports required under applicable Legal Requirements or as requested by Santen concerning the Processing or the Products, including a completed batch record, which shall include, without limitation, audited Product Lot records, records of environmental data, excursion reports, deviations, and other documents as required by applicable Legal Requirements. Santen shall be provided a right of prior review and approval prior to any submittal by Warner-Lambert of a report or document to a governmental authority directly regarding the Processing or the Products, except in such cases in which a governmental regulator demands instant delivery of such report or document. Warner-Lambert will provide Santen with notice of any applicable governmental deadline for the submission of a particular report as soon as Warner-Lambert receives a request to provide such report and will deliver a draft thereof for Santen's review as quickly as possible. Santen will use its best efforts to review such draft report within the time frame necessary to meet the applicable deadline. Warner-Lambert also shall provide Santen with any reports, notices, documents, inspection requests or other correspondence received from a third party, including any governmental authority, regarding the Processing or the Products.
Warner-Lambert also shall fully cooperate with Santen in connection with any regulatory inspection or products recall or similar event. Warner-Lambert shall immediately (i.e., as soon as reasonably possible, but in no event later than the earliest to occur of two (2) Business Days or one (1) Business Day prior to the occurrence of such regulatory inspection) provide Santen with notice of any upcoming regulatory inspections of the Facility regarding the Product and shall provide Santen and representative of DSK and


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DPC with an opportunity to observe such inspections. Warner-Lambert shall immediately (i.e., as soon as reasonably possible, but in no event later than two (2) Business Days after Warner-Lambert receives notice thereof) forward to Santen and DSK and DPC information on any adverse event or complaint related to the Product, which is received by Warner-Lambert from any source.

     7.3 Quality Assurance and Control.

          7.3.1 Santen and AAI Roles. Warner-Lambert acknowledges that AAI has been retained by Santen to perform quality control testing and analysis regarding the Processing of Products performed by Warner-Lambert hereunder. Warner-Lambert further acknowledges that, notwithstanding AAI's activities, Warner-Lambert shall remain fully responsible for its obligations hereunder. Santen and representatives of DSK and DPC shall be permitted to observe all aspects of the Processing and to inspect the Facility where the Product is being Processed, during reasonable business hours. Warner-Lambert shall at its expense, reasonably cooperate with requests made by Santen regarding quality control and quality assurance matters related to batch record deviations, regulatory investigations or recalls. Without limiting the generality of the foregoing, Warner-Lambert shall perform the testing required in the MBR and will provide samples of Product and any documentation requested by Santen to AAI, at AAI's place of business, so that AAI may perform quality control testing and analysis on such samples.

          7.3.2 Release of Products. Warner-Lambert shall now release any Product Lot for shipment until Santen has confirmed in writing that (i) such Product Lot has met the Product Specifications; and (ii) Santen has released such Product Lot for distribution. Warner-Lambert shall store a Product Lot for up to 45 days after Warner-Lambert's quality assurance department approves such Product Lot for shipment. After such 45-day period, Warner-Lambert shall continue to store such Product Lot, provided that Santen shall pay storage fees in the amount of $60.00 per pallet, per month.

          7.3.3 Product Failure. Warner-Lambert shall immediately notify Santen of any test results indicating a failure to meet the Product Specifications or irregularities, deviations, environmental excursions or other problems encountered while Processing Products hereunder and shall reasonably cooperate with Santen in reaching a resolution of such matters. In the event that any Product Lot is not Processed in accordance with the MBR or other applicable Legal Requirements, Warner-Lambert shall, at Santen's request, perform new Processing as necessary to fulfill any then outstanding Purchase Orders. Warner-Lambert shall be fully responsible for the costs of any BPS or Raw Materials required for such new Processing, subject to the limitation in
Section 15.3. Warner-Lambert shall retain and make available to Santen such reserve samples of each Product Lot, as specified by Santen, in accordance with applicable Legal Requirements. In addition, whether or not required by applicable Legal Requirements, Warner-Lambert shall retain and make available to Santen the foregoing samples of each Product Lot, for a period of five (5) years after the expiration date of the Product Lot concerned.


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8. PRODUCT DELIVERY.

     8.1 Product Delivery; Risk of Loss. Santen shall ensure that DSK arranges for the shipment of Products from the Facility as soon as possible, via a carrier selected by DSK, following Santen's release of such Product Lot, as provided in Section 7.3.2. Title and risk of loss shall pass to Santen upon Santen's release of the particular Product Lot, as provided in Section 7.3.2, provided, however, that Warner-Lambert's insurance under Section 10 shall provide coverage so long as the Product remains at the Facility.

     8.2 Packaging; Labeling. Warner-Lambert shall ensure that all Products are properly packaged in accordance with the MBR. Warner-Lambert agrees that its name may be used on a Product label, to the extent required by applicable Legal Requirements.

9. PRICE AND PAYMENT.

     9.1 Price. The total purchase price for each unit of Product purchased hereunder, including applicable cost reimbursements, is as specified on Exhibit
C. To the extent of any future change in the Product, Warner-Lambert will prescribe a corresponding change in the purchase price.

     9.2 Method of Invoicing and Payment. The purchase price for each shipment of Product Lot shall be paid by Santen in United Sates dollars within forty-five
(45) days of receipt of an invoice therefor from Warner-Lambert, which invoice shall be provided when Warner-Lambert's quality assurance department approves the Product Lot concerned. Santen shall not be obligated to pay the applicable invoice within such forty-five (45) day period if the batch record for the applicable Product Lot is rejected or is being held pending further review or investigation, prior to release by Santen. The batch records must be provided to Santen at the same time that Warner-Lambert's quality assurance department has approved the Product Lot concerned, pursuant to Warner-Lambert's Form 1880. The batch records shall be accepted as accurate unless Santen notifies Warner-Lambert in writing within forty-five (45) days after the delivery of such batch records that Santen has determined that either the Product was not Processed in accordance with the MBR or that the batch records are not complete. If Santen rejects the Product due to a deficient batch record within the foregoing time period, Santen shall provide Warner-Lambert with written notice of such rejection and setting forth the basis for such rejection. If Warner-Lambert fails to correct the deficiency within ten (10) days of the notice or if Santen rejects the correction because the batch record remains deficient, Santen, may at its option and in its sole discretion, either reject the Product Lot in its entirety or request that Warner-Lambert correct the deficiency. If Santen rejects the Product Lot, Warner-Lambert shall reimburse Santen for one hundred percent (100%) of Santen's cost of the BPS contained in such Product, subject to the limitation in Section 15.3.

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10.      INSURANCE

         1.01 Insurance Requirements. Warner-Lambert shall, at its expense, maintain the following insurance policies during the Term and for such period to provide coverage for loss or damage to the Equipment, BPS or Products and for activities conducted by Warner-Lambert during the Term:

                  (a) Workers compensation and employers liability insurance for Warner-Lambert employees, as prescribed by applicable law, in an amount not less than the applicable statutory requirements;

                  (b) Fire and casualty insurance to cover all BPS, Raw Materials, Products and Equipment located at the Facility and to cover Products (including any samples thereof) while in transit, pursuant to this Agreement (which policies shall name Santen as an additional insured), in the amount of $1,000,000;

                  (c) Comprehensive general liability insurance, in the amount of $1,000,000; and

                  (d) Errors and Omissions Insurance, in the amount of $1,000,000.

         10.2 Evidence of Insurance. Upon request, Warner-Lambert shall provide Santen with certificates or other documentary evidence of the above insurance.

11.      CONFIDENTIAL INFORMATION.

         11.1 Sole Use. Santen agrees to provide Warner-Lambert with Confidential Information during the Term, solely to permit Warner-Lambert to perform the Processing hereunder and for no other purpose. The parties shall receive and maintain Confidential Information in accordance with this Section 11.

         11.2 Maintain Confidentiality. Confidential Information received by a party hereunder will be maintained in confidence by such party (a "Receiving Party"), and the Receiving Party will exercise reasonable commercial efforts to avoid disclosure of all or any portion of Confidential Information except (a) in the case of Warner-Lambert, which shall have the right to disclose Confidential Information to such of its employees who need access to Confidential Information to perform the Processing under this Agreement and who are bound to Warner-Lambert by written obligations and assurances at least as stringent as those to which Warner-Lambert is bound under this Agreement or as necessary to fulfill any governmental disclosure requirements; and (b) in the case of Santen, to DSK or to DPC, or to the extent necessary to fulfill any governmental disclosure requirements. The parties' confidentiality obligations hereunder shall survive for a period of five (5) years following termination of this Agreement.


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         11.3     No Copies. The Receiving Party shall not make copies of
Confidential Information provided to it, or any portion thereof, except as required to perform its obligations hereunder or to the extent necessary to fulfill any governmental disclosure requirements and the Receiving Party shall, upon the request of the other party, return to the other party all Confidential Information furnished to the Receiving Party in written form, including diagrams, charts, formulae, drawings. Notwithstanding the foregoing, the Receiving Party may retain in its legal files, one copy of any Confidential Information received from the other party.

         11.4 Exceptions. The obligations of Sections 11.1, 11.2 and 11.3, above, shall not apply with respect to any portion of Confidential Information,
(i) which was developed by the Receiving Party and was in the Receiving Party's possession, prior to the first receipt thereof, directly or indirectly, from the other party, as evidenced by written records, or (ii) which is now, or hereafter becomes through no act or failure to act on the Receiving Party's part, part of the public knowledge or is disclosed in a printed publication available to the public; (iii) otherwise lawfully becomes available to the Receiving Party from sources other than the other party; or (iv) which is developed by the Receiving Party without the benefit of Confidential Information, as evidenced by written records, or (v) which is required to be disclosed by applicable law; provided, however, that the occurrence of any or all of (i), (ii), (iii), (iv) or (v) shall not be construed to grant any rights, express or implied, under any patent licensable by the other party. Confidential Information shall not be deemed to be within one of the foregoing exceptions if it is merely embraced by more general information available on a non-confidential basis or in Warner-Lambert's possession.

         11.5 Provisional Remedies. The parties acknowledge that any breach by the Receiving Party of its obligations under this Section 11 may result in irreparable harm for which the other party may not have an adequate remedy at law. Accordingly, if the Receiving Party breaches or threatens to breach any of such obligations, the other party shall be entitled, without showing or proving any actual damage sustained, to a temporary restraining order, preliminary injunction, permanent injunction or other order compelling specific performance or other appropriate remedies.

12.      PROPRIETARY RIGHTS; LICENSE.

         12.1 Santen Ownership. Santen owns all rights in and to all Santen Technical Information. Warner-Lambert shall, at Santen's request, take such actions and execute such documents as necessary or desirable, in Santen's sole judgment, to create, maintain, enforce or defend Santen's rights in such Santen Technical Information.

13.      ENVIRONMENTAL COMPLIANCE.

         13.1 Waste. All wastes from the Processing shall be recycled or disposed only at duly licensed facilities. Transportation of wastes also shall be conducted only by duly licensed entities. Santen shall provide applicable MSDS and shall advise Warner-Lambert regarding the technical constituents of the BPS and the Products as relevant to


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the selection of appropriate disposal options. Warner-Lambert shall dispose of waste in accordance with its applicable environmental impact assessment for the Facility. Warner-Lambert shall not, without Santen's prior written consent, resell any used or unused BPS to any third party.

14.      Representations and Warranties.

         14.1     Warner-Lambert. Warner-Lambert warrants and represents that:

                  14.1.1 Corporate Authority. It has full power and authority to execute, deliver and perform this Agreement. Warner-Lambert is a corporation duly organized, validly existing and in good standing under the laws governing its incorporation and has full corporate power and authority to execute, deliver and perform this Agreement.

                  14.1.2 Due Execution; Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of Warner-Lambert. Warner-Lambert is qualified to do business in all jurisdictions where such qualification is required for its performance hereunder. This Agreement constitutes a legal, valid and binding agreement of Warner-Lambert, enforceable against Warner-Lambert in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar creditor's rights, laws in effect from time to time.

                  14.1.3 Compliance with Legal Requirements. Warner-Lambert possesses and will during the Term possess the requisite skill, experience, knowledge, personnel and Facility to perform the Processing and other obligations of Warner-Lambert hereunder. Warner-Lambert further possesses and is and will during the Term possess and be in compliance with all necessary licenses, permits and approvals required for Warner-Lambert to perform the Processing and its other obligations under this Agreement, other than the NDA approval required to be obtained by Santen or any other third party. Warner-Lambert has obtained and will at all times during the Term obtain and maintain all such licenses, permits and approvals required by the FDA and other governmental authorities for the operation of the Facility. The Facility has been and will during the Term be in compliance with Good Manufacturing Practices. Warner-Lambert is not in actual or alleged violation of any Legal Requirements; nor is it or has it been the subject of any debarment action under 21 CFR ss 335(a) or (b). Neither Warner-Lambert nor the Facility is or has been the subject of any audit, inspection, suspension or enforcement action under applicable Legal Requirements which could prevent Warner-Lambert from fulfilling its obligations under this Agreement.

         14.2     Santen.  Santen warrants and represents that:

                  14.2.1 Corporate Authority. It has full power and authority to execute, deliver and perform this Agreement; it is a corporation duly organized, validly existing and in good standing under the laws governing its incorporation and has full corporate power and authority to execute, deliver and perform this Agreement; and


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
                  14.2.2 Due Execution; Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of Santen; this Agreement constitutes a legal, valid and binding agreement of Santen, enforceable against Santen in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar creditor's rights, laws in effect from time to time.

                  14.2.3   NDA. An NDA for the Product has been filed.

                  14.2.4 Intellectual Property. To the best of Santen's knowledge (i) the Processing required under the Master Batch Record does not infringe upon any known patent, (ii) all trademarks used in the Legal Label Text are owned by or can be legally used by DSK or DPC, and Santen will not sell the Product to any other party; and (iii) the Legal Label Text complies with the requirements of applicable governmental authorities.

15.      Indemnity.

         15.1 Warner-Lambert Indemnity. Warner-Lambert shall defend, indemnify, save and hold harmless Santen and its customer, vendor, agents, employees, shareholders, parent companies, Affiliates, directors and officers and such parties' respective successors and permitted assigns ("Santen Indemnitees"), from and against any and all damages, penalties, deficiencies, suits, proceedings, actions, costs and expenses (including without limitation, the fees and disbursements of attorneys and any consultants), which are asserted against or incurred by any of the Santen Indemnitees as a result of a claim or threatened claim by a third party, by reason of, arising out of, or in connection with, in whole or in part, any of the following (except to the extent arising from the negligence or willful misconduct of Santen):

                  (i) any actual or alleged breach of any representation, warranty, or covenant of Warner-Lambert under this Agreement (including without limitation, any failure of Warner-Lambert to process the Product in accordance with the MBR or other applicable Legal Requirements);

                  (ii) any failure of Warner-Lambert to comply with applicable Legal Requirements;

                  (iii) any loss, damage, degradation or contamination to any Equipment, BPS or Products while such materials are in the custody or control of Warner-Lambert prior to delivery of the Products to a common carrier, as provided in Section 8, or while in the custody or control of any entity which ships the Products to AAI;

                  (iv) any actual or alleged presence of Hazardous Substances, on, under, within or migrating from, or into the Facility and any adjacent property; and

                  (v) any actual or alleged liability or responsibility for any investigation, remediation, or other cleanup activity arising from any Hazardous Substances which Warner-Lambert, or any of its Affiliates by contract, agreement, or otherwise arranged for disposal or treatment or for transport for disposal or treatment, whether at the Facility or any off-site facility.

         15.2 Santen Indemnity. Santen shall defend, indemnify, save and hold harmless Warner-Lambert and its agents, employees, shareholders, parent companies, Affiliates, directors and officers and such parties' respective successors and permitted assigns ("Warner-Lambert Indemnitees") from and against any and all damages, losses, claims, liabilities, obligations, demands, judgments, awards, settlements, expenses (including without limitation, the fees and disbursements of attorneys and any consultants), which are asserted against or incurred by any of the Warner-Lambert Indemnitees, as a result of a claim or threatened claim by a third party, by reason of, arising out of, or in connection with, in whole or in part, except as otherwise limited under this Agreement, any of the following (except to the extent arising from the negligence or willful misconduct of Warner-Lambert), (i) any actual or alleged breach of any representation, warranty or covenant of Santen hereunder; (ii) the sale, distribution, or use of the Product following delivery thereof to a common carrier, as provided in Section 8; (iii) any claims for patent, copyright or trademark infringement arising out of the Processing described in the MBR; and
(iv) any failure of the Legal Label Text to comply with applicable Legal Requirements.

         15.3     Limitation of Liability. Notwithstanding the provisions of
Section 15.2, in no event shall Warner-Lambert's indemnification obligation to a Santen Indemnitee hereunder exceed two hundred thousand dollars ($200,000) per calender year of the Term.

         15.4 Procedure for Idemnification. An indemnitee under this Section 15 shall promptly notify an indemnifying party of any matter for which the indemnitee seeks indemnification. Upon receiving a demand for indemnification from an indemnitee, the idemnifying party shall notify the indemnitee, within fifteen (15) days, as to whether the idemnifying party shall defend the claim, as provided in the preceding sentence, the indemnifying party shall have the sole right to defend or settle the claim (subject to the provisions of the succeeding sentences hereof) and the indemnitees shall not take any action or incur any expense, retain its own counsel to monitor the indemnifying party's defense of such claim, and provided further that the indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the idemnifying party if representation of the indemnitees by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interest (as defined in the code of ethics of the state bar applicable to such counsel) between the indemnitees and any other party represented by such counsel in such proceedings. The idemnifying party shall consult with the indemnitee and keep it informed with respect to the defense of such claim and, upon request, will provide indemnitee with a copy of relevant documentation (at indemnitee's expense). The indemnitee shall cooperate fully with the indemnifying party and its legal representatives in the investigation of any claim for which the indemnitee has assumed the defense thereof. The indemnifying party may not enter into any settlement without the indemnitee's prior written consent, which shall not be unreasonably withheld. In the event the indemnitee rejects a settlement which provides for a complete release of liability in favor of the indemnitee, the indemnifying party shall not be liable for any settlement amount in excess of the settlement so proposed.

         If the indemnifying party fails to timely assume or diligently defend any claim, the indemnitees shall have the right to assume control over such defense or settlement, with the fees and expenses paid by the indemnifying party, provided that no settlement, shall be entered into without the indemnifying party's prior written consent, which shall not be unreasonably withheld. In the event the indemnifying party rejects such a settlement, it shall be liable to the indemnitee for the amount of the settlement so proposed and any other losses or damages arising out of the refusal to so settle.

16.      Terms of Agreement.

         16.1 Effective Date. This Agreement shall become effective and binding upon the parties as of the date first written above (the "Effective Date").

         16.2     Initial Term. Unless earlier terminated pursuant to Sections
16.4 or 16.5, this Agreement shall have an initial term of five (5) years (the "Initial Term"). Thereafter, this Agreement shall be automatically renewed for additional one year periods, in accordance with Section 16.3.

         16.3 Renewal Term. Unless either party has provided the other with written notice, no later than eighteen (18) months prior to the expiration of the then existing term, that such party desires to terminate this Agreement effective as of the date of expiration of such then existing term, the term of this Agreement shall be deemed automatically renewed for an additional one-year period (a "Renewal Term"). All Renewal Terms shall be upon the terms and conditions set forth in this Agreement, except as otherwise agreed by the parties in writing. All references to "Term" in this Agreement shall apply to the Initial Term and any Renewal Term.

         16.4 Termination for Breach. Notwithstanding any other provisions of this Agreement, and subject to the procedures of Section 16.4.1, either party may, without waiver of, or prejudice to any of its other rights and remedies under this Agreement, under applicable law or otherwise, effect a termination of this Agreement by written notice, at any time, if the other party breaches any of its obligations under this Agreement.

            16.4.1. In the event of any alleged breach under Section 16.4, the party declaring the breach shall provide the other party with written notice setting forth the nature of the breach, and the recipient shall have a period of thirty (30) days (or such shorter period if required under the circumstances and specified in such notice) to cure such breach, provided however, that if the nature of the alleged breach is such that it cannot reasonably be cured within such time period, the non-breaching party may elect, in its sole discretion, and without waiver of, or prejudice to any of its other rights and remedies under this Agreement under applicable law or otherwise, to grant the breaching party an additional extension of time to cure such breach. If the breaching party fails to cure the breach within the applicable time period the non-breaching party may terminate this Agreement, by written notice to the breaching party which notice shall be effective immediately upon receipt.

      16.5  Other Termination Rights This Agreement also may be terminated:

            16.5.1.  By mutual assent of the parties

            16.5.2. By either party, in the event that a force majeure event as provided in Section 17 has occurred and has continued for a period of one hundred eighty (180) days;

            16.5.3. By either party, upon the other party's filing of a voluntary petition for bankruptcy, reorganization or arrangement under any state statue, or upon assignment for the benefit of creditors, or upon the appointment of a receiver or trustee with respect to such party or its assets, or upon the filing of a petition of the kind referenced above, against a party or its assets by a third party, which filing is made without the agreement of the subject party and is not removed or dismissed within sixty (60) days of the date of such filing.

            16.5.4. By Santen, upon one hundred eight (180) days written notice.

      16.6  Actions Upon Termination.

            16.6.1. Warner-Lambert Actions. Upon termination of this Agreement Warner-Lambert shall, at Santen's request, deliver to Santen, at Santen's cost
(i) the Confidential Information; (ii) the Equipment; and (iii) any unused BPS. Warner-Lambert also shall take all steps, as directed by Santen and at Santen's cost, to effectuate an expeditious transfer of Processing operations to a new entity and/or facility.

            16.6.2. Santen Actions. Santen shall pay Warner-Lambert for any Products ordered by Santen and processed by Warner-Lambert hereunder, on or prior to the expiration of the Term, which have been Processed in accordance with the MBR and shall pay for Products subject to binding Purchase Orders for which Processing is scheduled to commence within the next succeeding thirty day period, and shall pay for any Raw Materials purchased by Warner-Lambert in reliance on the three-month forecast described in Article 6.

17.  FORCE MAJEURE.

     Either party shall be excused for the period of any suspension in the performance of its obligations hereunder, when such party is prevented from performing by cause or causes which are beyond such party's reasonable control and which could not have been reasonably foreseen or prevented, including without limitation, acts of God, civil commotion, war, invasion, rebellion, hostilities, unavailability of BPS (subject to Section 3), strikes, delays in the FDA review process or orders of FDA or other governmental authorities pertaining to the subject matter of this Agreement (excluding, in each case, any such events caused in whole or in part by the party claiming a force majeure hereunder). The party making a claim of a force majeure event hereunder (an "Affected Party") shall provide prompt written notice to the other party describing the particulars of the occurrence, including an estimate of its expected duration and the probable impact on the performance of the Affected Party's obligations. The Affected Party also shall furnish periodic reports with respect thereto. Notwithstanding the foregoing, (i) the permitted suspension of the Affected Party's performance shall be of no greater scope and of no longer duration than is reasonably required by the force majeure event; (ii) no liability of either party which arose prior to the occurrence of the force majeure event shall be excused because of such occurrence; (iii) the Affected Party shall use reasonable efforts to continue to perform its obligations hereunder and to cure or correct the force majeure event and to limit or mitigate damages to the other party.

18.  WAIVER.

     The waiver by either party hereto of any breach of any provision hereof shall not be deemed to be a waiver of any prior or subsequent breach of the same or other provision of this Agreement.

19.  ASSIGNMENT.

     Neither this Agreement nor any of the rights or obligations of Warner-Lambert hereunder may be assigned or subcontracted, whether by operation of law or otherwise, without Santen's prior written consent. Any purported assignment or subcontracting without such written consent shall be void and unenforceable. Notwithstanding the foregoing, (i) Santen may assign this Agreement or any of its rights and obligations hereunder to an Affiliate or in connection with a merger of Santen into another entity or a sale of all or substantially all of Santen's assets to a third party, and (ii) Warner-Lambert may assign this Agreement in connection with a sale of all or substantially all of its Sterile Products Division, provided, in each case, that the assignor and assignee parties execute appropriate documentation satisfactory to the non-assigning party regarding the full assumption of liabilities hereunder.

20.  PARTIES BOUND.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors in interest and permitted assigns.

21.  INDEPENDENT CONTRACTOR.

     Nothing in this Agreement shall be construed to establish Santen or Warner-Lambert as a partner, joint venturer, agent or other representative of the other. Each is an independent company retaining complete control over and complete responsibility for its own operations and employees. Nothing in this Agreement shall be construed to grant either party any right or authority to assume or create any obligation on behalf or in the name of the other; to accept summons or legal process for the other; or to bind the other in any manner whatsoever.

22.  ENTIRETY OF AGREEMENT.

     This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be implied from any conduct of the parties or trade custom or usage, but to be binding must be executed in writing by the party to be bound thereby.

23.  SURVIVAL.

     The representations and warranties of the parties shall survive for a period of three years following termination of this Agreement. Sections 3.6, 5.3, 7.3.3 (last sentence) 11 (except as limited therein) and 15 shall survive termination of this Agreement.

24.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.  SEVERABILITY.

     If any provision of this Agreement shall be determined to be void or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every other provision of this Agreement shall remain in full force and effect and enforceable to the fullest extent permitted by law.

26.  HEADINGS.

     The headings appearing in this Agreement are inserted only as a matter of convenience and in no way define or limit the scope or intent of any section of this Agreement.

27.  NOTICES.

     27.1 Form of Notice. Notices under this Agreement shall be given in writing and delivered:

     If to Santen to:         Dr. Michael Delmage
                              Santen Incorporated
                              555 Gateway Drive
                              Napa, CA 94558

     With a copy to:          Alexander D. Calhoun, Esq.
                              Graham & James LLP
                              One Maritime Plaza, Suite 300
                              San Francisco, CA 94111

     If to Warner-Lambert to: Warner-Lambert Sterile Products Operations
                              Parkdale Road
                              Rochester, MI 48307
                              Attn: Vice President

     With a copy to:          Warner-Lambert Company
                              2800 Plymouth Road
                              Ann Arbor, Michigan 48105
                              Attn: Counsel, Pharmaceutical Research
                                Division

or to such other address as may be designated by such party.

     27.2 TIMING. Notices shall be deemed to have been given:

          (a) On the same Business Day if the notice has been delivered by hand or sent by facsimile with confirmation of receipt on or prior to 5:00 p.m. as of the place of receipt, or on the next succeeding Business Day if so delivered or sent after 5:00 p.m.; or

          (b) On the next succeeding Business Day following receipt of a notice sent by registered or certified U.S. mail, return receipt requested or by a nationally recognized overnight courier service, as evidenced by the return receipt card, or other similar receipt properly endorsed by the receiving party.

28.  FURTHER ASSURANCES.

     The parties each agree to execute additional instruments and documents and to do all such further things as the other party may reasonably require in order to carry out the intent of this Agreement. In addition, the parties agree to reasonably cooperate with one another in connection with the execution of the other parties' obligations hereunder.

29.  GOVERNING LAW.

     The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Michigan, applicable to agreements negotiated, executed and performed in Michigan by Michigan parties.

     THIS AGREEMENT HAS BEEN DULY EXECUTED AND DELIVERED BY THE UNDERSIGNED AUTHORIZED OFFICERS OF BOTH PARTIES AS OF THE DATE FIRST WRITTEN ABOVE.


WARNER-LAMBERT COMPANY                     SANTEN INCORPORATED



By: /s/                                    By: /s/ J. Michael Delmage
   ----------------------------------         -------------------------------
Title: Vice President, G.M., PDSPO         Title: Vice President, BC-D
       ------------------------------             ---------------------------


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